[Letterhead of L. P. Martin & Company]


          CONSENT OF L. P. MARTIN & COMPANY, P.C. INDEPENDENT AUDITORS

The Board of Directors
United Dominion Realty Trust, Inc.

We consent to the incorporation by reference in the previously filed Registration Statement Form S-3 No. 33-40433, Registration Statement Form S-3 No. 333-27221, Registration Statement Form S-3 No. 33-64275, Registration Statement Form S-3 No. 333-11207, Registration Statement Form S-3 No. 333-15133, Registration Statement Form S-8 No. 33-47926, Registration Statement Form S-8 No. 33-48000, Registration Statement Form S-8 No. 33-58201, Registration Statement Form S-8 No. 333-32829, Registration Statement Form S-8 No. 33-42691, and Registration Statement Form S-3 No. 333-44463, of United Dominion Realty Trust, Inc. of our report dated May 1, 1998, with respect to the statement of rental operations of Dogwood Creek Apartments for the year ended December 31, 1997, our report dated May 8, 1998, with respect to the combined statement of rental operations of Trails at Mount Moriah Apartments, Trails at Kirby Parkway Apartments, and Cinnamon Trails Apartments for the year ended December 31, 1997, and our report dated June 29, 1998, with respect to the combined statement of rental operations of Audubon Apartments, Carmel Apartments, Cimarron City Apartments, Grand Cypress Apartments, Kenton Apartments, Peppermill Apartments, The Crest Apartments, and Villages of Thousand Oaks Apartments for the year ended December 31, 1997, included in this Form 8-K/A, Amendment to Application or Report on Form 8-K dated June 9, 1998.

/s/ L. P. Martin & Company, P.C.

L. P. Martin & Company, P.C.
Certified Public Accountants
Richmond, Virginia
August 13, 1998